Exhibit 10.6

Upstream Worldwide, Inc.
200 E. Broward Blvd.
Suite 1200
Ft. Lauderdale, FL  33301

September 30, 2010

Mr. Doug Feirstein
Mr. Daniel Brauser
200 E. Broward Boulevard
Suite 1200
Fort Lauderdale, FL  33301

Re:  Amendment of Employment Agreements / Waiver of Back Compensation

Dear Doug and Dan:

For $100 and other good and valuable consideration, the sufficiency and the receipt of which are hereby acknowledged, this Letter Agreement amends your written Employment Agreements with Upstream Worldwide, Inc. (the “Company”) effective immediately.  Each of you shall remain an employee at-will (i.e., not for a definite term or period of time) and relinquish any severance rights with respect to a termination of your employment.   In addition, in consideration of the Company agreeing to pay each of you an annual salary of $150,000 per year, each of you waives any back compensation due to you as of the date of this Letter Agreement under the Employment Agreements.

If the foregoing is acceptable to you, please execute a copy of this Letter Agreement in the space provided below and return it to me.

Sincerely,

/s/ Michael Brachfeld
Michael Brachfeld, Chief Accounting Officer

We hereby agree to the foregoing.

/s/ Doug Feirstein	/s/ Daniel Brauser
Doug Feirstein	Daniel Brauser